Exhibit 99.1

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595 S. Federal Highway, #500, Boca Raton, Florida 33432 • 561/208-7200

FOR IMMEDIATE RELEASE	SYMBOL: DEVC
Tuesday, November 14, 2006	TRADED: Nasdaq

DEVCON INTERNATIONAL CORP. REPORTS THIRD QUARTER RESULTS

Boca Raton, Fl., November 14, 2006 — Devcon International Corp. (NASDAQ: DEVC) today reported a net loss from continuing operations for the three months ended September 30, 2006 of $11.1 million ($1.84 per fully diluted share), which included certain non-cash charges amounting to $7.6 million, compared to a loss of $4.4 million ($0.73 per fully diluted share) for the comparable period in 2005. The non-cash charges reported during the third quarter of 2006 are principally $4.7 million of amortization related to acquired recurring revenue customer contracts, $1.1 million of depreciation expense and $1.8 million of accretion and mark-to-market changes with respect to the Company’s outstanding debt and related financial derivatives. During the third quarter of 2005, comparative non-cash charges amounted to $1.1 million of amortization related to acquired recurring revenue customer contracts and $0.8 million of depreciation expense.

In the third quarter of 2006, total revenue from continuing operations increased 57% to $26.1 million, compared to third quarter 2005 revenue from continuing operations of $16.7 million.

The net loss from continuing operations for the first nine months of 2006 was $20.8 million ($3.45 per fully diluted share), compared to $8.1 million ($1.38 per fully diluted share) for the first nine months of 2005, which included non–cash charges amounting to $16.8 million and $4.8 million for 2006 and 2005 , respectively. Total revenue from continuing operations for the first nine months of 2006 was $78.5 million, compared to total revenue from continuing operations of $51.0 million for first nine months of 2005.

As part of Devcon’s continued expansion into the electronic security services industry, on September 30, 2005, March 2, 2006 and May 2, 2006, the Company disposed of the operations of its Materials Division on the U.S. Virgin Islands, Antigua and Puerto Rico, respectively, and, as a result, the financial results of these operations are reported separately as discontinued operations for all periods presented. The Company’s third quarter loss from discontinued operations was $148,000 ($0.02 per fully diluted share), net of tax, compared to income of $2.6 million ($0.43 per fully diluted share) for the comparable period in 2005. Included in the $2.6 million income for the third quarter of 2005 was a $2.3 million gain on the sale of the Company’s U.S. Virgin Island material operations which operated as V.I. Cement & Building Products, Inc.

The net loss for the third quarter of 2006, including both continuing and discontinued operations, was $11.2 million ($1.86 per fully diluted share), compared to a net loss of $1.8 million for the third quarter of 2005 ($0.30 per fully diluted share).

During the third quarter of 2006, the Security Division reported an increase in revenue of $9.2 million to $13.8 million, from $4.6 million in 2005, resulting in an operating loss of $2.6 million, after taking into consideration non-cash amortization charges related to acquired recurring revenue customer service contracts of $4.7 million. The increased revenue resulted from the completed acquisitions of the electronic security services businesses of Coastal Security Company in November 2005 and Guardian International during the first week of March of this year, less the revenue associated with the sale of the third-party monitoring business and previously disposed monitoring contracts. In addition, during the quarter, the division incurred in excess of $0.6 million of non-recurring costs in connection with the transfer of its monitoring operations to the division’s Hollywood facility as well as other transition related costs.

Mr. Steve Ruzika, President and CEO, said “With the physical integration of the monitoring and branch operations now complete, we will now turn our attention to growing the division through a combination of efficient internal growth as well as lock on acquisitions, as they may become available to us, to take advantage of the operating leverage that the infrastructure we have created provides us. In the weeks and months ahead we will concentrate on lowering the net costs of obtaining new subscribers as well as reduce our service and administration costs through the implementation of one fully integrated management information and service delivery system.”

The Construction Division reported an operating loss of $2.8 million in the three months ended September 30, 2006 compared to an operating loss of $3.3 million for the third quarter of 2005. The operating loss reported for the third quarter of 2006 was larger than anticipated due to the lack of performance and default of various subcontractors which increased our costs to install underground improvements at a resort development project underway on the island of Chub Cay, Bahamas, unplanned costs to complete marina projects in the U.S. Virgin Islands and the absorption of idle equipment and repair charges principally associated with our marine fleet. Recently, we entered into an agreement to sell one of our two dredges and certain related equipment for $1.2 million and we anticipate that this sale will take place on or before November 30, 2006. The third quarter 2006 results include a $0.4 million impairment charge associated with the disposal of the aforementioned marine assets.

Mr. Ruzika further stated “We are pleased that the U.S. Virgin Islands marina project that was troublesome to the Company during the last 2 years is now behind us. We also have begun a program to sell spare equipment which will not be utilized in the near future in order to improve efficiencies. Though not evident in the results reported for the quarter, the division has made good strides towards improving profitability and I would like to thank all our team members for their extraordinary efforts.”

As of September 30, 2006, the Construction Division backlog totaled $17.0 million. The Company is actively bidding and negotiating additional projects in the Caribbean and, since September 30, 2006, the division has added $1.7 million in new construction contracts.

The Materials Division reported $41,000 of operating income during the third quarter versus an operating loss of $0.8 million during the comparable period in 2005. This reduction in the operating loss is attributable to increased efficiency in our Sint Maarten/St. Martin operations achieved through tightly managing expenses and the completion of contracts which required selling prices of ready-mix concrete below accepted market prices.

About Devcon

Devcon has three operating divisions. The Security Division provides electronic security services to commercial and residential customers in selected markets. The Construction Division dredges harbors, builds marine facilities, constructs golf courses and prepares residential, commercial and industrial sites, primarily in the Bahamas and the eastern Caribbean. The Materials Division produces and distributes crushed stone, ready-mix concrete and concrete block on St. Maarten in the Netherlands Antilles and on St. Martin in the French West Indies.

Forward-Looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading “Item 1A – Risk Factors” in Devcon’s Annual Report on Form 10-K for the period ended December 31, 2005 as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

The Company’s third quarter 2006 conference call is scheduled for 10:00 a.m. ET, Thursday, November 16, 2006. To participate in the call, dial 800-257-1927. The call may also be accessed through a live web cast link on the Company’s Internet home page, www.devc.com. The web cast will be archived for one month following the call.

DEVCON INTERNATIONAL CORP.

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(Amounts shown in thousands except share and per share data)

	Three Months Ended September 30, Unaudited		Nine Months Ended September 30, Unaudited
	2006	2005	2006	2005
Revenue
Materials revenue	$4,046	$2,824	$12,386	$10,305
Construction revenue	7,918	8,371	25,263	22,437
Construction revenue, related party	194	829	955	6,529
Security revenue	13,845	4,591	39,451	11,146
Other revenue	138	65	486	543

Total revenue	$26,141	$16,680	$78,541	$50,960
Cost of Sales
Cost of materials	(3,816)	(2,511)	(10,989)	(9,689)
Cost of construction	(9,423)	(11,504)	(28,214)	(27,228)
Cost of security	(6,504)	(1,983)	(18,204)	(4,725)
Cost of other	(47)	(43)	(110)	(337)

Total cost of sales	(19,790)	(16,041)	(57,517)	(41,979)

Gross profit	6,351	639	21,024	8,981
Operating expenses
Selling, general and administrative	(13,033)	(5,588)	(36,632)	(15,846)
Severance and retirement	(387)	(6)	(620)	(492)

Total operating expenses	(13,420)	(5,594)	(37,252)	(16,338)

Operating loss	(7,069)	(4,955)	(16,228)	(7,357)
Other income (expense)
Joint venture equity earnings	—	—	(35)	—
Interest expense	(5,983)	(510)	(17,512)	(1,190)
Interest income, receivables	127	194	467	514
Gain on Antigua note	—	—	1,230	—
Derivative financial instrument benefit	516	—	7,305	—
Other income	(20)	513	1,157	582

Loss from continuing operations before taxes	(12,429)	(4,758)	(23,616)	(7,451)
Income tax benefit (expense)	1,336	395	2,833	(671)

Net loss from continuing operations	$(11,093)	$(4,363)	$(20,783)	$(8,122)

(Loss) income from discontinued operations, net of income taxes expense of $0 for the three and nine months ended September 2006 and $651 and $309 for the three and nine months ended September 30, 2005 respectively.	(148)	2,579	353	4,353

Net loss	$(11,241)	$(1,784)	$(20,430)	$(3,769)

Basic loss per share:
Continuing operations	$(1.84)	$(0.73)	$(3.45)	$(1.38)
Discontinued operations	$(0.02)	$0.43	$0.06	$0.74
Net loss	$(1.86)	$(0.30)	$(3.39)	$(0.64)
Diluted (loss) income per share:
Continuing operations	$(1.84)	$(0.73)	$(3.45)	$(1.38)
Discontinued operations	$(0.02)	$0.43	$0.06	$0.74
Net loss	$(1.86)	$(0.30)	$(3.39)	$(0.64)
Weighted average number of shares outstanding:
Basic	6,033,879	5,959,358	6,023,075	5,872,736
Diluted	6,033,879	5,959,358	6,023,075	5,872,736

DEVCON INTERNATIONAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Amounts shown in thousands )

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,708	$4,634
Accounts receivable, net of allowance for doubtful
Accounts of $(1,986) and $(1,785), respectively	19,329	17,575
Accounts receivable, related party	516	469
Notes Receivable	2,570	1,622
Notes receivable, related party	—	2,160
Costs and estimated earnings in excess of billings	944	2,046
Costs and estimated earnings in excess of billings, related party	—	20
Inventories	4,231	2,892
Prepaid expenses	2,178	1,464
Other current assets	6,997	6,507
Property, plant and equipment – net	16,747	19,986
Investments in unconsolidated joint ventures and affiliates	339	339
Notes receivable, net of current portion	2,492	3,504
Customer lists, net of amortization $(19,726) and
$(4,407), respectively	75,381	46,050
Goodwill	77,450	48,019
Other intangible assets, net of amortization $(342) and
$(94), respectively	2,873	1,724
Other long-term assets	10,043	6,456

Total assets	$226,798	$165,467

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$76,496	$35,079
Long-term debt, excluding current installments	86,774	55,521
Retirement and severance, excluding current portion	2,956	4,098
Long-term deferred tax liability	10,622	5,213
Other long-term liabilities	5,873	1,899
Stockholders’ equity	44,077	63,657

Total liabilities and stockholders’ equity	$226,798	$165,467